English Translation of
Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) was executed in Beijing on October 1, 2008 by the following parties:

Hony Capital II, L.P., a limited partnership legally established and existing under the Cayman Law, with its main operating location at Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman Islands (the “Seller”); and

Jinzhou Halla Electrical Equipment Co. Ltd., a subsidiary of a NASDAQ listed company WONDER AUTO TECHNOLOGY INC (NASDAQ GM:WATG), a limited company established and existing under the Chinese law, with its operating location in the city of Jinzhou, China (the “Buyer”)

(The above-mentioned seller and buyer collectively refer to as “Both Parties”, and each a “ Party.”)

Whereas:
A: Jinan Worldwide Auto Parts Company is a limited company established and existing under the Law of the People’s Republic of China with its operating location at No 1 Worldwide Road, Economic & Development Zone of Jinan (the “Company”) with main business of development and manufacturer of valve & tappets;

B: the Seller holds 65% equity of Year City Limited, and Year City Limited holds 100% equity of the Company. Except the 100% equity ownership of the Company and a loan of $2.55 million to the Company, Year City Limited does not have other assets and business;

C: the Seller wishes to sell to the Buyer 65% of the equity of Year City Limited based on the terms and conditions of this agreement, the Buyer wishes to buy 65% of Year City equity from the Seller based on the terms and conditions of this agreement, which makes the buyer acquire 65% of Year City Limited’s equity and control 65% equity of the Company indirectly;

D; the board of directors of Year City Limited approved on September 30, 2008 the sale of 65% of its equity by the Seller to the Buyer;

E: the board of directors of the Buyer approved on September 30, 2008 to buy 65% of the equity held by Year City Limited and to execute this agreement;

F: the board of directors of Hony Capital II, L.P. approved on September 30, 2008 the sale of 65% Year City Limited equity by the Seller to the Buyer.

Therefore, both parties agree as follows:

Section 1. The Purchase of Shares and Transfer

Section 1.1. Purchase and Transfer
The Buyer agrees to buy from the Seller and the Seller agrees to sell to the Buyer 65% Year City Limited equity held by the Seller (“the Transfer of Shares”) (the purchase of the Buyer from the Seller and the transfer of shares from the Seller to the Buyer are referred to as “The Transaction.”)

Section 1.2. The Purchase Price
The Buyer shall pay a total cash consideration (the “Purchase Price”) of RMB 80 million to the Seller (the RMB 80 million is hereafter referred to as “the “Estimated Purchase Price””).

If the audited net income ((including tax return, all references to “Audited Net Income” include tax return unless otherwise specified)) of the Company for the 12 months ended December 31, 2008 (the “2008 Audited Net Income”) is between RMB 19.48 million and RMB 22.88 million (including RMB 19.48 million and 22.88 million) based on the audit done in accordance with the US General Accepted Accounting Principles, the Purchase Price will not be adjusted. If the 2008 Audited Net Income is less than RMB 19.48 million, then the Purchase Price will be reduced to an amount equal to the product of (i) RMB 80 million and (ii) the quotient of the 2008 Audited Net Income divided by RMB 19.48 million. If the 2008 Audited Net Income is more than RMB 22.88 million, then the Purchase Price will be increased to an amount equal to the product of (i) RMB 80 million and (ii) the quotient of the 2008 Audited Net Income divided by RMB 22.88 million.

Section 1.3. The Payment Schedule
The Buyer should transfer the amount of US dollars equal to RMB 30 million into the Seller’s account on or before October 10, 2008, based on the exchange rate for the conversion of RMB to U.S. dollar published by the China People’s Bank on the payment date.

On or before December 21, 3008, the Buyer should transfer the amount of US dollars equal to RMB 20 million into the Seller’s account, based on the exchange rate for the conversion of RMB to U.S. dollar published by the China People’s Bank on the payment date.

By February 15, 2009, the Buyer should hire auditors to audit its financial statements based on the US Generally Accepted Accounting Principles at its own cost. If the 2008 Audited Net Profit is between RMB 19.48 million and RMB 22.99 million (including RMB 19.48 million and RMB 22.99 million), the Purchase Price will not be adjusted, and the Buyer should pay the amount of US dollars equal to RMB 30 million to the Seller with 7 days after the audit results become available, based on the exchange rate for the conversion of RMB to U.S. dollar published by the China People’s Bank on the payment date. If the 2008 Audited Net Profit is higher than RMB 22.88 million or lower than RMB 19.48 million, and within 7 days of the delivery of the audit results to the Seller, if the Seller agrees in writing with the audit results by the Buyer’s auditors, the Buyer should pay by cash the Purchase Price after the adjustment based on Section 1.2 minus the paid amount of US dollars equal to RMB 50 million within 5 days of the written agreement by the Seller and provision of written notice to the Buyer. Based to the audit results by the Buyer’s auditors, if the 2008 Audited Net Profit is higher than RMB 22.88 million or lower than RMB 19.48 million, and the Seller disagrees with the audit results by the Buyer’s auditors, the Seller should hire one of the big four accounting firms as auditor at its own costs and both parties agree to use the audit results as the basis of the net profit in the 12 months ended December 31, 2008.

Section 1.4. The Payment Method
Both parties agree that the purchase should be made in US dollars. Under the circumstances that the Seller thinks necessary, the Seller can request the Buyer to pay a designated individual, company or other organizations.
The Buyer should pay the Seller in US dollars in installments and wire the Seller at agreed time and amount specified in Section 1.3. The wiring information is as follows:

Bank Name: The Hong Kong and Shanghai Banking Corporation
Bank Address: 1 Queen’s Road, Central, Hong Kong
Swift: HSBCHKHHHKH
Account Name: Hony Capital II, L. P.
Account No.(USD):502-657372-274

Section 2. The Effective Date and Conditions Precedent

Section 2.1 Effective date
This agreement will be effective upon execution by the authorized representatives of both parties.

Section 2.2 The Documents The Seller Should Deliver Before The Execution Of This Agreement
•	board resolutions of the Seller
•	copies of the Seller’s qualification documents (the Business Registration Certificate and the Commercial Registration Certificate)
•	copies of the ID or passport of the authorized representatives of the Seller
•	board resolutions regarding the distribution of profit to Year City Limited and pledge of the Company
•	board resolutions of Year City Limited regarding distribution of profit to the Seller

Section 2.3. The Documents That The Buyer Should Delivery Before The Execution Of The Agreement
•	board resolutions of the Buyer
•	copies of the Buyer’s qualification documents (the Business Registration Certificate and the Commercial Registration Certificate)
•	copies of the ID or passport of the authorized representatives of the Buyer

Section 3. Closing
Section 3.1 Closing
In this agreement, “Closing” means the completion of the Transaction pursuant this agreement.

Section 3.2 Closing Date
The closing will be conducted pursuant to this agreement. October 10, 2008 is the initial closing date. The final closing will be conducted after the confirmation of the 2008 Audited Net Income pursuant to this agreement.

Section 3.3. Obligations of the Seller
At the time of initial closing, the Seller should deliver the following documents to the Buyer:
•
the fax copy of the board resolutions in which 2 persons designated by the Buyer are appointed as the members of the board of directors of Year City Limited, the Seller shall keep one member of the board.

•
The fax copy of the letter of appointment from Year City Limited in which 3 persons designated by the Buyer are appointed as members of the board of directors of the Company. The Seller shall keep 2 members, one of which shall be from the current management team.

Section 3.4 Obligations of the Buyer
Pursuant to Section 1.3, at the initial closing, the Buyer shall pay the Seller the amount of US dollars equal to RMB 30 million.

Section 3.5 Upon the payment by the Buyer on December 21, 2008, the Seller will provide the Buyer with Year City Limited’s new shareholder registry, to show that the Buyer has been registered as a new shareholder holding 65% of Year City Limited’s equity.

Section 4. Representations, Warranties And Commitments
Section 4.1 Both Parties represent and warrant the following:
A, it is duly organized, validly and effectively existing under the laws, and in good standing.
B, It has the requisite corporate power and authority to deliver and execute the agreements.
C, It has adopted all the necessary corporate actions to authorize it to execute the agreement.
D, Upon execution by both parties’ authorized representatives, this agreement will be effective and legally binding.
E, The execution of this agreement and performance of the obligations under this agreement will not conflict, violate or contradict any laws or regulations of the government.
F, There are no lawsuits, arbitration, administrative penalty, bankrupt, reform, close down and any other legal procedures that may negate the execution of this agreement. and
G, All the information provided by both parties is valid, accurate and complete, and not misleading. All the representations and warranties of the important aspects made by the parties on the execution date are valid, accurate and complete, and remain valid, accurate and complete on the “delivery” day. The agreement allows the parties to redeliver their representations and warranties before the delivery so long as they do not have material impact on the Transaction.

Section 4.2. The Seller warrants the following:
A, The Seller has disclosed all the important information about the Company in the Company’s financial reports.
B, After transferring the equity, Seller will assist the Buyer with the transfer procedures and obtaining approvals from the government, banks and other third parties.

Section 4.3. The Buyer warrants the following:
A, Before December 28, 2008, Buyer shall repay the loan of US$2.55 million to Year City Limited. This loan should be directly paid to the Seller’s bank account, and the Buyer should assume the responsibility as the direct debtor, while the Seller as the direct creditor.
B, Buyer’s capital is legal and sufficient.
C, Buyer should have a long-term plan to develop the Company and its products
D, Buyer can rearrange the Company’s management team based its future development.

Section 5. Special terms
Section 5.1 Both parties confirm that, before execution of the agreement, the Company has declared a dividend of RMB 51,369,845.13 to Year City Limited, and Year City Limited has declared the same amount as dividend to the Seller. The dividend has not been paid, and such amount remains in the Company’s account temporarily. The Seller is the legal owner of the dividend and no third party may claim it, either before or after the Transaction. Buyer agrees that the Buyer does not have any right in the dividend and that the dividend will not affect the purchase price in this agreement.

Section 5.2 Seller has the right to assign the right to receive the above-mentioned dividend to any designated companies or other organizations. The Buyer shall urge the Company, Year City Limited and other new shareholders of the Company to coordinate with the Seller for the assignment (including relevant creditor’s right transfer on any paperwork regarding the applications for China foreign currency management procedures, etc.)

Section 5.3 The Buyer agrees and guarantees that within 30 days of the execution of this agreement, the shareholders of the Company shall pledge 40% of the Company’s share ownership to the Seller, with the Company’s shareholders as the guarantor, the Buyer as the guarantee and the Seller as the beneficiary, to guarantee that the Buyer will make all the payments to the Seller on time and the Buyer will fulfill its obligations under Section 5.2 as well as other sections of this agreement.

Section 5.4 To effectuate the pledge with the relevant department of the government, the Buyer should accept, sign and ensure the Company’s current shareholders to accept, sign the related documents for completion of the pledge successfully, ( including but not limited to any guarantee agreement or credit agreement ), and ensure the enforceability of the pledge under the Chinese laws.

Section 5.5 If the Buyer is not able to fulfill its obligation for any legal or acceptable reasons, the only direct shareholder of the Buyer WONDER AUTO LIMITED should replace the Buyer and fulfill all obligations of the Buyer under this agreement.

Section 6. Confidentiality
Section 6.1 Confidentiality obligations
The related parties of this agreement shall keep confidential all contents of this agreement and confidential information provided by the parties. This agreement should not be disclosed to any third party.

Notwithstanding the above, all parties may disclose the contents of this agreement and other confidential information to its employees, directors and professional consultants, restricted to the reasonable needs to fulfill the purpose of this agreement. It should be assured that employees, directors and professional consultants understand and obey the confidentiality obligation.

Section 6.2 Confidential information
For the purpose of Section 6, the “confidential information” refers to all oral or written information of the party’s business operation, business strategy, business plan, investment plans, products, sales, customers, employees, marketing, technology, finance or other related aspects or any thing related, which includes but is not limited to all reports and records and all copies (electronic copies are included), copies, translations.

Section 6.3 Term of the confidentiality obligations
After the termination of this agreement, all restrictions of Section 6 are still applicable indefinitely.

Section 7. Force majeure
Section 7.1. “Force majeure” refers to all unforeseeable, unavoidable occurrence and results at the time of the signing of this agreement, all matters related to prohibiting any party from carrying our all or partial of this agreement after the signing of this agreement. These matters include earthquakes, typhoon, flood, fire, wars, domestic and international traffic trouble, government or public actions, infectious diseases, civil unrest, strikes, and any unforeseeable, unavoidable situations.

Section 7.2 Terminations
If any force majeure event happens, the obligation of the affected party should be terminated and the agreement automatically extended and this party will not be deemed as breaching this agreement.

Section 7.3 Notice of Force Majeure
The party who claims Force Majeure should notify the other party in writing immediately and provide sufficient evidence of the existence and continuance of the Force Majeure event.

Section 7.3 Resolution
In the event of Force Majeure, both parties should negotiate immediately for a fair resolution and try their best to minimize the impact.

Section 8 Liability for breach of contract

Section 8.1 Any party who breaches the terms and conditions of this agreement should be liable for all the losses caused to the non-breaching party.

Section 8.2 If the Transaction could not be completed because of the Buyer’s fault, the Buyer should immediately pay the Seller a penalty of 2 million US dollars; If the Buyer failed to fulfill its obligations under Section 5 of this agreement, besides continuing to fulfill the obligations, the Buyer should immediately pay the Seller a penalty of 2 million US dollars. If the Transaction, could not be completed because of Seller’s fault, the Seller should immediately pay the Buyer a penalty of 2 million US dollars

Section 9. Notice

Section 9.1 Notice
If any notice is sent by one party to the other, it should be sent by Personal Delivery, Fax, Registered Mail by Air or Express to the following addresses. If the notice is sent by Personal Delivery, the delivery date should be deemed as the acceptance date. If the notice is sent by Fax, the date when the fax is completed should be deemed as the acceptance date. (The sender should provide the fax report as evidence.) If the notice is sent by Registered Mail by Air, the seventh day after the delivery date based on to postmark should be deemed as the acceptance date. If the notice is sent by Express, the third day after the delivery date based on the express report should be deemed as the acceptance date.

Contact Information of the Parties:

Seller: Hony Capital
Address: 6th floor, South Tower C, Raycom InfoTech Park, No. 2, Ke Xue Yuan Nan Lu, Haidian District Beijing, P.R. China 100190
Contact person.: Mr. Jing Wang
Fax: 010-6250 9181
Tele:010-6250 9988

Buyer: Jinzhou Halla Electrical Equipment Co., Ltd.
Address: Yulu Street NO.16, Jinzhou City, Liaoning Province, P.R .China.
Contact: Mr. Qi Liang
Fax: 0416-3880059
Tele: 0416-3880061

Section 10. Governing Law.

Section 10.1 Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

Section 11. Dispute Resolution.

Section 11.1 Negotiation and Arbitration
If any dispute arises between the parties relating to this Agreement, they should submit the dispute to China International Economic and Trade Arbitration Commission in accordance with the then current effective arbitration rules. Mediation or arbitration shall take place in Beijing. In the event of arbitration, the parties agree that the arbitration award shall be final and should be binding to the parties. The parties hereto agree that judgment on the arbitration award may be entered and enforced in any court of competent jurisdiction.

Section 11.2 Effect of Arbitration procedure
The commencement of the arbitration procedures should NOT lead to the termination of this agreement. This agreement shall have full legal effect until the arbitration award is given.

Section 12. Miscellaneous

Section 13. Fees and Expenses
Each party shall be responsible for its own expenses related to this Agreement.

Section 14. Deadline
The Buyer should complete due diligence within 45 days of the execution date of this agreement.

Section 14.1 Non-waivers.
Failure to exercise and or delay in exercising any right, remedy, power or privilege shall be construed or deemed as a waiver of any underlying rights. Failure to exercise or partial exercise of any right, remedy, power or privilege shall not affect any future exercise of the right, remedy, power or privilege.

Section 14.2 Amendments.
This Agreement is entered into for the benefits of the parties in this agreement and their lawful assignees. Any amendment of this agreement should be made by the written consent of both parties.

Section 14.3 Severability.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this agreement.

Section 14.4 Counterparts.
Six original copies of this agreement should be signed in Chinese, with the Seller, the Buyer and WONDER AUTO LIMITED holding two copies each.

Section 14.5 Entire Agreement.
This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Section 14.6 Expenses, Fees and Taxes.
The parties agree that each party shall be responsible for its own expenses, fees, or taxes incident to the preparation, negotiation, subscription and delivery of this agreement.

Hony Capital II, L.P.

Authorized Representative (signature)

Jinzhou Halla Electrical Equipment Co., Ltd.

Authorized Representative (signature)

WONDER AUTO LIMITED

Authorized Representative (signature)